Exhibit 99.1

Dermira Reports First Quarter 2017 Financial Results and Provides

Corporate Update

•	Submissions for CIMZIA® (certolizumab pegol) and glycopyrronium tosylate remain on schedule for later this year

MENLO PARK, Calif., May 8, 2017 – Dermira, Inc. (NASDAQ: DERM), a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions, today reported financial results for the quarter ended March 31, 2017 and provided an update on its clinical development programs.

“We are off to a great start in 2017, including the successful completion of our third Phase 3 clinical trial for CIMZIA, a pre-NDA meeting with the FDA for glycopyrronium tosylate and the closing of a successful follow-on offering,” said Tom Wiggans, chairman and chief executive officer of Dermira. “As we prepare for the remainder of the year, we anticipate UCB submitting marketing applications for CIMZIA for the treatment of chronic plaque psoriasis in the United States, Europe and Canada in the third quarter and we expect to submit a new drug application for glycopyrronium tosylate for the treatment of axillary hyperhidrosis in the second half of this year. We also continue to work on expanding our product portfolio and have made progress on building our commercial operations, which we plan to provide an update on later in the year.”

Operational Highlights and Clinical Pipeline Update

•	In March 2017, Dermira presented new information about the Axillary Sweating Daily Diary, a proprietary patient-reported outcome instrument designed to measure the severity of sweating in patients with axillary hyperhidrosis, how bothersome the sweating is and how the sweating impacts daily activities.

•	In March 2017, Dermira presented 16-week, trial results from the CIMPASI-1 and CIMPASI-2 Phase 3 trials for CIMZIA® at the 75th Annual Meeting of the American Academy of Dermatology in Orlando, Florida. Results from the trials showed that CIMZIA® demonstrated significant improvements in patients with moderate-to-severe chronic plaque psoriasis versus placebo. Additionally, data from a key secondary endpoint found that patients who received CIMZIA® reported significant improvements in their quality of life compared to patients who received placebo only.

•	In March 2017, Dermira closed a follow-on public offering of 5,750,000 shares of common stock, which included 750,000 shares sold upon full exercise of the underwriters’ option to purchase additional shares, at a price to the public of $33.70 per share. All of the shares were sold by Dermira. Net proceeds from the offering were approximately $181.5 million, after deducting the underwriting discounts and commissions and offering expenses.

•	In February 2017, Dermira held a meeting with the U.S. Food and Drug Administration (FDA) to discuss Dermira’s planned submission of a New Drug Application (NDA) for glycopyrronium tosylate (formerly DRM04) for the treatment of axillary hyperhidrosis.

•	In January 2017, December 2016 and October 2016, Dermira and UCB Pharma S.A. (UCB) reported positive topline results from the CIMPACT, CIMPASI-1 and CIMPASI-2 Phase 3 clinical trials, respectively, which evaluated the efficacy and safety of CIMZIA in adult patients with moderate-to-severe chronic plaque psoriasis. In all three CIMZIA Phase 3 clinical trials, CIMZIA demonstrated statistically significant improvements for all primary or co-primary endpoints compared to placebo at both treatment doses. The safety profile across all three trials appears consistent with the safety profiles observed with CIMZIA for currently approved indications. CIMZIA is not currently approved for the treatment of psoriasis by any regulatory authority worldwide.

•	In January 2017, Dermira announced the initiation of a Phase 3 program evaluating the safety and efficacy of olumacostat glasaretil (formerly DRM01), a novel, small molecule designed to reduce sebum production following topical application, in patients with acne vulgaris.

Financial Highlights

First Quarter 2017 Financial Results

•	For the quarter ended March 31, 2017, Dermira reported a net loss of $29.5 million, compared with a net loss of $28.4 million for the same period in 2016.

•	Total operating expenses for the quarter ended March 31, 2017 were $31.2 million, compared to $28.8 million for the first quarter of 2016.

•	Research and development expenses for the first quarter of 2017 were $19.9 million, compared to $22.9 million for the comparable prior-year period. This decrease was primarily due to a reduction in clinical trial activities for the company’s CIMZIA and glycopyrronium tosylate product candidates, partially offset by growth in clinical trial activities for the olumacostat glasaretil product candidate and an increase in personnel-related expenses.

•	General and administrative expenses for the first quarter of 2017 were $11.3 million, compared to $5.9 million for the comparable prior-year period. This increase was primarily driven by higher personnel-related and commercial readiness expenses.

•	As of March 31, 2017, Dermira had cash, cash equivalents and short- and long-term investments of $433.1 million, no debt and 41.5 million common shares outstanding.

Key Milestones and Expectations

•	Submission of marketing applications by UCB in the United States, Europe and Canada for CIMZIA for the treatment of moderate-to-severe chronic plaque psoriasis in the third quarter of 2017. If approved, Dermira would have marketing responsibilities in the United States and Canada.

•	Submit an NDA to the FDA for glycopyrronium tosylate for the treatment of primary axillary hyperhidrosis in the second half of 2017, subject to the completion of registration-enabling activities.

•	Announce topline results in the first half of 2018 from the olumacostat glasaretil Phase 3 clinical trials, CLAREOS-1 and CLAREOS-2, in patients with acne vulgaris.

•	Management reiterates its previously issued financial guidance for full year 2017, including expected collaboration and license revenue of approximately $4.3 million and operating expenses of $165.0-175.0 million, which includes estimated stock-based compensation expense of approximately $20.0 million.

•	Management expects a balance of over $325.0 million in cash, cash equivalents and short- and long-term investments at December 31, 2017, updated to reflect the net proceeds received in the March 2017 follow-on public offering.

About Dermira

Dermira is a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions. Dermira is committed to understanding the needs of both patients and physicians and using its insight to identify and develop leading-edge medical dermatology programs. Dermira’s product pipeline includes three late-stage product candidates that could have a profound impact on the lives of patients: glycopyrronium tosylate (formerly DRM04), which has completed a Phase 3 program for the treatment of primary axillary hyperhidrosis (excessive underarm sweating); CIMZIA® (certolizumab pegol), in Phase 3 development in collaboration with UCB Pharma S.A. for the treatment of moderate-to-severe chronic plaque psoriasis; and olumacostat glasaretil (formerly DRM01), in Phase 3 development for the treatment of acne vulgaris. Dermira is headquartered in Menlo Park, Calif. For more information, please visit www.dermira.com.

In addition to filings with the Securities and Exchange Commission (SEC), press releases, public conference calls and webcasts, Dermira uses its website (www.dermira.com) and LinkedIn page (https://www.linkedin.com/company/dermira-inc-) as channels of distribution of information about its company, product candidates, planned financial and other announcements, attendance at upcoming investor and industry conferences and other matters. Such information may be deemed material information and Dermira may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Dermira’s website and LinkedIn page in addition to following its SEC filings, press releases, public conference calls and webcasts.

Forward-Looking Statements

The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. This press release contains forward-looking statements that involve substantial risks and uncertainties, including statements with respect to the completion of, and timing expectations for the receipt and announcement of topline results from, Dermira’s CLAREOS-1 and CLAREOS-2 trials; the timing and submission of marketing applications in the United States, Europe and Canada for CIMZIA; the timing and submission of an NDA to the FDA for glycopyrronium tosylate; and estimates of 2017 collaboration and license revenue, operating expenses, stock-based compensation expense and 2017 year-end cash, cash equivalents and short- and long-term investments. These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to the design, implementation and outcome of Dermira’s clinical trials; Dermira’s dependence on third-party clinical research organizations, manufacturers and suppliers; the outcomes of future meetings with regulatory agencies; Dermira’s ability to attract and retain key employees; Dermira’s ability to obtain necessary additional capital; and Dermira’s ability to continue to stay in compliance with applicable laws and regulations. You should refer to the section entitled “Risk Factors” set forth in Dermira’s Annual Report on Form 10-K, Dermira’s Quarterly Reports on Form 10-Q and other filings Dermira makes with the SEC from time to time for a discussion of important factors that may cause actual results to differ materially from those expressed or implied by Dermira’s forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this press release. Dermira undertakes no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:

Erica Jefferson

Senior Director, Head of Corporate Communications

650-421-7216

erica.jefferson@dermira.com

Investors:

Ian Clements, Ph.D.

Vice President, Investor Relations

650-422-7753

investor@dermira.com

Robert H. Uhl

Westwicke Partners

Managing Director

858-356-5932

robert.uhl@westwicke.com

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Dermira, Inc.

Selected Consolidated Statements of Operations Data

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2017	2016
Collaboration and license revenue	$1,066	$—

Operating expenses:
Research and development (1)	19,860	22,854
General and administrative (1)	11,326	5,901

Total operating expenses	31,186	28,755

Loss from operations	(30,120)	(28,755)
Interest and other income, net	611	319

Net loss	$(29,509)	$(28,436)

Net loss per share, basic and diluted	$(0.79)	$(0.95)

Weighted-average common shares used to compute net loss per share, basic and diluted	37,289,608	29,980,283

(1)	Amounts include stock-based compensation expense as follows:

Research and development	$1,796	$954
General and administrative	2,819	1,640

Total stock-based compensation expense	$4,615	$2,594

Dermira, Inc.

Selected Consolidated Balance Sheets Data

(in thousands)

	March 31,	December 31,
	2017	2016
Cash and cash equivalents and investments	$433,057	$276,493
Working capital	412,028	248,999
Total assets	455,771	312,601
Additional paid-in capital	684,870	497,718
Accumulated deficit	(279,641)	(250,132)
Total stockholders’ equity	405,096	247,370